 Exhibit 21

SUBSIDIARIES OF THE REGISTRANT
BROWN SHOE COMPANY, INC.

February 2, 2008

Name	State or Country of Incorporation

B&H Footwear Company Limited (51% owned)	Hong Kong
Bennett Footwear Group, LLC	Delaware
Brown California, Inc.	California
Brown Cayman Ltd.	Cayman Islands
Brown Group Dublin Limited	Ireland
Brown Group Retail, Inc.	Pennsylvania
Brown Missouri, Inc.	Missouri
Brown Retail Development Company	Louisiana
Brown Shoe Asia Investment Limited	Hong Kong
Brown Shoe Company of Canada Ltd	Canada
Brown Shoe International Corp.	Delaware
Brown Shoe International Sales and Licensing S.r.l.	Italy
Brown Shoe International Sales and Licensing Limited	Hong Kong
Brown Shoe International (Macau) Company Limited	Macau
Brown Shoe Service Company Limited	Hong Kong
Brown Shoe Services Corporation	Ohio
Brown Shoe Investment Company, Inc.	Delaware
Brown Texas, Inc.	Texas
Buster Brown & Co.	Missouri
DongGuan B&H Footwear Company Limited (51% owned)	China
DongGuan Brown Shoe Company Limited	China
DongGuan Leeway Footwear Company Limited	China
Laysan Company Limited	Hong Kong
Leeway International Company Limited	Hong Kong
Maryland Square, Inc.	Missouri
Maserati Footwear, Inc.	New York
Pagoda International Corporation do Brazil, LTDA	Brazil
Pagoda International Footwear Limited	Hong Kong
Pagoda Leather Limited	Hong Kong
Pagoda Trading North America, Inc.	Missouri
Shoes.com (93.8% owned)	Delaware
Sidney Rich Associates, Inc.	Missouri
Whitenox Limited	Hong Kong

Exhibit 21
Subsidiaries of the Registrant (Continued)

Brown Group Retail, Inc. does business under the following names:

Brown Shoe Closet
Factory Brand Shoes
Famous Footwear
Franco Sarto
Naturalizer
Naturalizer Etc.
Naturalizer Outlet
Naturalizer Shoes
Naturalizer West
Supermarket of Shoes
Warehouse Shoes

Brown Shoe Company of Canada Ltd does business under the following names:

F. X. LaSalle
Naturalizer
Naturalizer Outlet